NMS Capital

March 20, 2018

Med-X, Inc.
8236 Remmet Avenue
Canoga Park, CA 91304

Attn: Mathew Mills, President

RE: Engagement Agreement

Dear Mr. Mills:

We are pleased that Med-X, Inc., a Nevada corporation (together with its affiliates and subsidiaries, the "Company") has chosen to engage NMS Capital Advisors, LLC, ("Investment Bank" or "NMS"), a registered broker dealer with the Securities and Exchange Commission ("SEC") and the Financial Regulatory Authority ("FINRA"), to act as the Company's exclusive financial advisor as more specifically set forth herein. NMS looks forward to working with Company on this engagement and has set forth below the agreed-upon terms of NMS' engagement. All capitalized terms used but not defined in this Agreement herein shall have the same meaning as set forth in the Standard Terms and Conditions (attached hereto as Appendix I).

1. Services. Company hereby engages NMS to act as Company's exclusive financial adviser and placement agent. NMS will perform such financial advisory and investment banking services for Company in connection with the placement of the Company's Securities or a Transaction, as described herein, which shall include the following scope of services:

a. Advise Company with regard to various financing strategies and alternatives regarding its current capitalization plan. This may initially include assisting in the revision or composition of a summary document which would be circulated to potential strategic investors, including Private Investment Firms ("PIF") and/or Investment Banking Firms ("IBF") approved by Company, and/or affiliated investors where there is an existing relationship, whether directly or indirectly, with NMS;

b. Assist Company in respect to the raising of capital in the form of Securities as directed and approved by the Company in a Transaction;

c. Assist Company in formulating a marketing strategy for the Securities and in developing procedures and a timetable therefor;

d. Identify and contact prospective purchasers of the Securities;

e. Provide all verification services of all investors' accredited investor status as required pursuant to Rule 506(c) of Regulation D of Section 4(a)(2) of the Securities Act of 1933, as amended.;

f. Assist Company in obtaining any debt financing; and

g. Provide such other mergers & acquisitions advisory services or investment banking services as are customary for similar transactions and as may be mutually agreed upon.

2. Fees and Expenses. For our services hereunder, Company will pay to NMS the following fees:

a. Engagement Fee. A non-refundable fee of $24,000.00 ("Engagement Fee"). The Engagement Fee due concurrently with the execution of this Agreement and payable in the form of 40,000 shares at $0.60 per share to the Investment Bank or its assigns as instructed in writing. Company understands and agrees that

NMS will not begin work on this engagement until NMS receives the Engagement Fee.

b. Placement Fee. Upon the consummation of a Transaction, Company shall pay or issue to NMS a placement fee (the "Placement Fee") as provided below.

i. Cash. Concurrently with the closing of a Transaction from an Investor directly introduced by NMS, Company will pay NMS, in cash, a fee equal to **eight percent (8%)** of a Transaction Value. If investors are issued warrants or other convertible security as part of the Offering, Company will also pay to NMS the same percentage of the exercise price of such warrants or Securities promptly following receipt thereof. In furtherance thereof, Company will provide NMS with a monthly accounting of all warrant exercises.

ii. Securities. Concurrently with the closing of a Transaction from an Investor directly introduced by NMS, Company will issue to NMS the same Securities, in form and substance, equal to **four percent (4%)** of the total Securities issued in the Transaction. These Securities will be entitled to the rights as those granted to the investors in connection with the Transaction. As such, NMS will be afforded the indemnification protections granted to such other investors as part of the Offering, as a third party beneficiary to such provisions.

iii. In the event Company must pay any third party registered broker fee with respect to the sale of Securities, then the cash Placement Fee shall be reduced by such fee, but in no event shall the cash Placement Fee be reduced to less than **two percent (2%)**. In the event Company consummates the sale of Securities with an investor with whom Company has an existing relationship as of the date hereof or for any prospective investor introduced by the Company, then the cash Placement Fee shall be reduced to **two percent (2%)** respectively. For purposes of clarity, Company shall provide NMS in writing with a list of its pre-existing relationships within 15 days from the date hereof, and such list shall be deemed the conclusive list of investors with whom Company has a pre-existing relationship.

c. Corporate Finance Fee. Upon the consummation of a Debt Transaction (Line of Credit, Revolving Credit Facility, Bridge, Mezzanine, etc.), Company shall pay NMS a Corporate Finance Fee in cash (the "Corporate Finance Fee") equal to 1% (one percent) of the total borrowing limit of the Credit Facility provided to Company, and three percent (3%) for any bridge/mezzanine financing from Lenders introduced by NMS.

d. Expenses. Whether or not a Transaction is consummated, the Company will reimburse NMS for its pre-approved expenses incurred in connection therewith, including, but not limited to, research, printing, road show, travel, and other related expenses, including the legal fees incurred by the NMS in connection therewith. Such reimbursements shall be made promptly (but in no event more than seven (7) days after submission of those expenses to the Company) upon submission by NMS.

e. Payment Direction. NMS and Company (collectively, the "Parties") agree that Company shall pay all fees and costs directly to NMS via wire transfer as instructed in writing. In addition, the Parties agree that Company shall pay all securities transaction-related compensation solely to Investment Bank. All transaction-based compensation payment instructions and details shall be provided in writing prior to the close of any Transactions. All payments to NMS are to be made in U.S. Dollars, free and clear of any set-off, bank wire fees, claims or applicable taxes (with appropriate gross-up for withholding taxes if applicable).

3. Term and Termination.

a. Term. NMS's engagement will commence on the date hereof and will continue until the earlier of the completion of the Company's Transaction or six (6) months after the date hereof (the "Term"), The Term shall automatically renew unless terminated as provided herein.

b. Termination. Either Company or NMS may terminate this Agreement at any time, with or without cause, by giving written notice to the other party; provided, that no such termination will affect: (i) NMS'

right to receive reimbursement for any out-of-pocket expenses incurred prior to the date of termination; (ii) Company's obligation to pay NMS any and all fees as described herein or in connection with a Transaction; and (iii) Company's obligation to indemnify NMS or any other Indemnified Person pursuant to the manner set forth in this Agreement.

c. Tail Period. If a Transaction is consummated, or a definitive agreement that results in a Transaction is entered into within twenty-four (24) months after the date of expiration or termination of this Agreement (the "Tail Period") with any party previously introduced and/or contacted by NMS in its capacity as placement agent to Company, then Company shall be obligated to pay NMS the Placement Fee set forth herein. No-Shop/Exclusivity. During the Term, Company agrees that it will not, without the prior written consent of NMS: (i) negotiate with any other person relating to a possible public or private offering or placement of the Company's Securities or any merger, acquisition or sale of the Company; or (ii) engage any other investment bank or third party to render similar services to those provided by NMS herein.

4. Right of First Refusal. If a Transaction is consummated, then NMS shall have a right of first refusal during the Term and Tail Period to act as Company's exclusive placement agent in connection with any subsequent Transaction that the Company may undertake, on terms and conditions identical to the terms and conditions of this Agreement, unless otherwise agreed upon by the Parties.

5. General. This Agreement, together with Standard Terms and Conditions attached hereto as Appendix I, which are incorporated herein by this reference, sets forth the entire understanding of NMS and Company relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings and agreements between the Parties relating to the subject matter hereof. This Agreement may be executed in two or more counterparts and by facsimile or digital signature, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. NMS is delighted to accept this engagement and look forward to working with Company on this matter. Please confirm Company's acceptance of the terms herein by signing and returning to NMS a copy of this Agreement together with a check or wire transfer for the Engagement Fee.

Very truly yours,

NMS Capital GXXXXXX Advisors, LLC

By: ______________________
Name: Trevor M. Saliba
Title: Chairman

NMS Capital Advisors, LLC

By: Stacey Lavender-Mayes
Name: Stacey Lavender-Mayes
Title: Chief Compliance Officer

ACCEPTED AND AGREED TO AS OF THE DATE SET FORTH ABOVE:

Med-X, Inc.

By: ______________________
Name: Matthew Mills
Title: President, Chairman

Appendix I

STANDARD TERMS AND CONDITIONS

The following standard terms and conditions shall be incorporated by reference into and shall constitute part of that certain agreement ("Principal Agreement") between NMS and Company. To the extent that these standard terms and conditions conflict with the Principal Agreement, the Principal Agreement shall prevail; provided, that the provisions hereof so affected shall be limited only to the extent necessary to avoid any conflict and no other provision hereof shall be affected. All capitalized terms used but not defined herein shall have the same meaning as set forth in the Principal Agreement. The Principal Agreement, together with these Standard Terms and Conditions are sometimes referred to herein as the "Agreement."

1. Definitions.

a. "Securities" shall mean equity, equity-linked securities, preferred stock, debt instruments, rights, options, warrants or other instruments that are at any time convertible into or exercisable or exchangeable for such instruments.

b. "Transaction" in addition to, and including, the definition of Transaction in the Principal Agreement, Transaction shall also include any transaction or series or combination of transactions (except for transactions in the ordinary course of business) whereby, directly or indirectly, Securities are issued, all or a substantial part of the business, assets (tangible or intangible) or at least a majority of the outstanding capital stock of Company, is transferred or assigned for consideration, including without limitation, a sale or exchange of capital stock or assets, grant of a license, merger or consolidation, tender or exchange offer, or leveraged buy-out, capital contribution or other infusion of capital, formation of a partnership, trust, joint venture or joint marketing arrangement, or any similar transaction.

c. "Transaction Value" shall mean the value of all cash, Securities or other property received or given, directly or indirectly, by Company, the selling shareholders or any affiliate of Company, in connection with a Transaction, including the value of any residual interest in Company which is retained by the shareholders in connection with a financial recapitalization. The value of any such Securities (other than a purchase money note) or other property shall be determined as follows: (i) the value of Securities that are freely tradable in an established public market will be determined on the basis of the average of the last market closing prices for the ten trading days ending on the third business day prior to receipt thereof; and (ii) the value of Securities that are not freely tradable or have no established public market, or property other than Securities, shall be the fair market value thereof as mutually agreed upon by the parties to this Agreement or, if such parties cannot agree, by a third party mutually agreed upon by such parties. Notwithstanding the foregoing, if securities with a similar economic interest are purchased by an independent third party or the acquirer in connection with the Transaction, the valuation of the Securities received by the selling shareholders or Company shall be deemed to be the price paid by the independent third party or acquirer. The value of any purchase money notes received by Company (or selling shareholders or affiliate) shall be deemed to be the face amount of any such note. To the extent any such consideration is contingent upon the future performance of the Company or any of its businesses or assets, Company and NMS will negotiate in good faith to agree upon that portion of the Placement Fee, the Corporate Advisory Fee, if any, and the Corporate Finance Fee, if any (collectively, the "Transaction Fee") to be paid to NMS in consideration of such contingent consideration. If NMS and the Company cannot agree on such a fee, the Transaction Fee(s) payable to NMS on that portion of the Transaction Value shall be paid on amounts actually received by Company, its affiliates or the selling shareholders, and shall be payable as such amounts are received. In addition, if the Transaction takes the form of a sale of assets, Transaction Value shall also include (i) the value of any current assets not purchased, minus (ii) the value of any current liabilities not assumed. In the case of a Transaction involving a sale of assets and assumption of liabilities, the Transaction Value shall also include the fair market value of any debt (other than trade payables)

assumed or to which the assets sold are subject. In the case of a Transaction involving the sale of stock of Company, the Transaction Value shall include the fair market value of any indebtedness (other than trade payables) and preferred stock of Company at the time of, or immediately prior to, such sale. Transaction Value shall also include (x) the value of any contracts or other property received by the selling shareholders in connection with the Transaction, including without limitation, any non-competition agreements or consulting agreements, or employment agreements for future services or (y) compensation to other employees, agents or independent contractors for past services or amounts in excess of reasonable fair market compensation for future services. In the event that any real property owned by Company or affiliates and/or shareholders of Company is leased or licensed in connection with a Transaction, Transaction Value shall include the present value of any payments under the lease or license where such present value is calculated using a discount rate equal to the U.S. Treasury bond rate for the maturity identical to the term of the lease or license.

2. Efforts for Capital Raising. It is expressly understood and acknowledged that NMS' engagement does not constitute any commitment, express or implied, on the part of NMS or of any of its affiliates to purchase or place Company's Securities or to provide any type of financing. This this engagement and any offering of Securities will be conducted by NMS on a "best efforts" basis. NMS' obligations under this agreement are subject to satisfactory completion of such investigation and inquiry as are customary for private placements, as well as, in NMS' sole determination, the absence of any material adverse change in the financial markets, or discovery of any material adverse information about Company or Company's management, financial condition, operations, or prospects.

3. Certain Acknowledgments. The Company confirms and acknowledges the following:

a. Company is a sophisticated business enterprise and is retaining NMS solely as an adviser to Company, and not as an adviser to or agent of any other person. Company is hereby engaging NMS is as an independent contractor, and this Agreement does not create any fiduciary relationship between NMS and Company or Company's respective Board of Directors. NMS shall not be considered to be Company's agent for any purpose whatsoever, and NMS is not granted any right or authority to assume or create any obligation or liability, express or implied, on the Company's behalf, or to bind the Company in any manner whatsoever. NMS may, to the extent it deems appropriate, render the services hereunder through one or more of its affiliates. Neither this engagement, nor the delivery of any advice in connection with this engagement, is intended to confer rights upon any person(s) not a party hereto (including, but not limited to, Company's security holders, officers, directors, employees, or creditors) as against NMS or our affiliates or their respective directors, officers, agents and employees. NMS may, at its own expense, place announcements or advertisements in financial newspapers and journals describing its services hereunder.

b. Any financial advice NMS renders pursuant to this Agreement, written or oral, will be solely for the purpose of evaluation by Company, may not be disclosed publicly in any manner without NMS' prior written approval, and will be treated by Company as confidential. NMS is not an expert on, and cannot render opinions regarding, legal, accounting, regulatory, or tax matters. Company acknowledges that it is not relying upon NMS' advice for legal, accounting, regulatory, or tax matters, and will rely solely upon the advice of its own professionals and advisors for such matters. Company further acknowledges that Company will make an independent analysis and decision regarding each Transaction based on such advice from Company's own professionals.

c. NMS and/or its affiliates may be providing – or may in the future provide – financial or other services to other parties with conflicting interests. However, consistent with NMS' long-standing policy to hold its client's affairs in confidence, NMS will not use confidential information obtained from Company except in connection with NMS' services to, and our relationship with, Company, nor will NMS use any confidential information obtained from any other customer for Company's behalf.

d. In acting pursuant to this engagement, NMS will be using publicly available information and information in reports and other materials provided by others, including, without limitation, information provided by or on behalf of Company. NMS does not assume responsibility for, and may rely upon, without independent verification, the accuracy and completeness of any such information. Company agrees to furnish or cause to be furnished to NMS all necessary or appropriate information for use in NMS' engagement, and hereby warrants that any information relating to Company or a Transaction that is furnished to NMS by or on behalf of the Company will be true and correct in all material respects and not misleading. Company agrees that any information or advice rendered by NMS or any of our representatives in connection with this engagement is for the confidential use of the Company only in its evaluation of a Transaction, and that Company will not, and will not permit any third party to, use such information and/or advice for any other purpose or disclose or otherwise refer to such advice or information, or to NMS, in any manner without NMS' prior written consent.

4. Cooperation. In an effort to coordinate a Transaction, Company agrees that it and its directors and executive officers will promptly inform NMS of any inquiry they may receive, or any solicitation they make concerning a Transaction. Company shall:

a. furnish to NMS the names of all parties, if any, with whom Company has had, prior to the date hereof or has at any time during the term of NMS' engagement hereunder, discussions or contacts concerning Company or the contemplated Transaction;

b. make available to NMS all information concerning the business, assets, operations and financial condition and the key management staff of Company that NMS reasonably requests in connection with the performance of its obligations hereunder. In performing its services hereunder, NMS shall be entitled to rely upon and assume, without independent verification, the accuracy and completeness of all information that has been furnished to it by, or on behalf of, the Company or otherwise reviewed by it, and shall have no obligation to verify the accuracy or completeness of any such information or to conduct any appraisal of any assets.

c. provide NMS with reasonable access to Company's officers, directors, employees, accountants and other advisors and agents as NMS shall deem appropriate. NMS agrees to keep confidential material, non-public information Company provides to NMS, and to use such information solely to perform its services pursuant to this engagement. Company represents that, to the best of its knowledge, all such information furnished by it or on its behalf shall be true, complete and correct in all material respects and shall not contain any misstatement of material fact or omit to state any material fact or facts required to be stated therein or necessary to make such information not misleading. Company recognizes and confirms that NMS, in acting pursuant to this engagement, will be using publicly available information and information in reports and other materials provided by others, including, without limitation, information provided by or on behalf of Company, and that NMS does not assume responsibility for and may rely, without independent verification, upon the accuracy and completeness of any such information. Company will promptly notify NMS if Company learns of any material inaccuracy or misstatement in, or any material omission from, any such information furnished to NMS by Company or its agents or advisors .

5. Announcement of Transaction. NMS may, at its option and expense, place announcements and advertisements or otherwise publicize (which may include the reproduction of the Company's logo and a hyperlink to the Company's web site) the Engagement and/or Transaction and NMS' role. When Company is going to issue a press release disclosing the Transaction, NMS has the right to review the press release and description of NMS' role in the Transaction at least two business days before Company disseminates the press release or causes the press release to be disseminated.

6. Other Activities. Company acknowledges that NMS has been – and may in the future be – engaged to provide services as a placement agent, finder, advisor and investment banker to other companies in the industry in which Company is involved, and/or which are direct competitors to the Company. Subject to the provisions of the

Agreement contained hereof, Company acknowledges and agrees that nothing contained in this Agreement shall limit or restrict the right of NMS, or of any member, manager, officer, employee, agent or representative thereof, to be a member, manager, partner, officer, director, employee, agent or representative of, investor in, or to engage in, any other business, whether or not of a similar nature to Company's business, nor to limit or restrict the right of NMS to render services of any kind to any other corporation, firm, individual or association; provided that NMS and any of its member, manager, officer, employee, agent or representative shall not use any Information obtained to Company's detriment.

7. Representations and Warranties. Company represents and warrants that: (a) Company has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; (b) this Agreement has been duly authorized and executed and constitutes a legal, valid and binding agreement of Company enforceable in accordance with its terms; (c) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not conflict with or result in a breach of (i) Company's certificate of incorporation or by-laws or (ii) any agreement to which Company is a party or by which any of Company's property or assets is bound; and (d) Company has not taken, and will not take, any action, directly or indirectly, that may cause the Placement to fail to be entitled to exemption from registration under the Securities Act of 1933, as amended, or applicable state securities or "blue sky" laws.

8. Indemnification. Company and its principals, will indemnify and hold harmless NMS, and its affiliates, and their respective directors, officers, employees, agents, representatives and controlling persons (NMS and each such entity or person being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, as incurred, to which such Indemnified Party may become subject, and related to or arising out of activities performed by or on behalf of an Indemnified Party pursuant to this Agreement, a Transactions contemplated thereby or NMS' role in connection therewith; provided that Company will not be liable to the extent that any loss, claim, damage or liability is found in a final judgment by a court of competent jurisdiction to have resulted from actions taken or omitted to be taken by NMS in bad faith or from NMS' gross negligence or willful misconduct in performing the services described above. Company also agrees to reimburse any Indemnified Party for all expenses (including counsel fees and disbursements) as they are incurred in connection with the investigation of, preparation for, or defense of, any pending or threatened claim, or any action, investigation, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of Company. Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to Company or its security holders or creditors related to, or arising out of, the engagement of NMS pursuant to, or the performance by NMS of the services contemplated by this Agreement except to the extent that any loss, claim, damage or liability is found in a final judgment by a court or competent jurisdiction to have resulted from actions taken or omitted to be taken by NMS in bad faith or from NMS' gross negligence or willful misconduct. If the indemnification provided for in this Agreement is for any reason held unenforceable, Company agrees to contribute to the losses, claims, damages and liabilities, as incurred by any Indemnified Person, for which such indemnification is held unenforceable in such proportion as is appropriate to reflect the relative benefits to Company, on the one hand, and NMS, on the other hand, of the Transaction (whether or not the Transaction is consummated). Company agrees that, for the purposes of this paragraph, the relative benefits to Company and/or NMS of the Transaction shall be deemed to be in the same proportion that the total value of the Transaction or contemplated Transaction by Company as a result of or in connection with the proposed Transaction bears to the Advisory Fee paid or Finder's Fee to be paid to NMS under this Agreement; *provided* that, to the extent permitted by applicable law, in no event shall the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate fees actually paid to NMS under this Agreement.

Promptly after receipt by an Indemnified Party of notice of any claim or the commencement of any action, suit or proceeding with respect to which an Indemnified Party may be entitled to indemnity hereunder, the Indemnified Parties will notify Company in writing of such claim or of the commencement of such action or

proceeding Company shall assume the defense of such action, suit or proceeding, will employ counsel satisfactory to the Indemnified Parties, and will pay the fees and disbursements of such counsel, as incurred. Notwithstanding the preceding sentence, any Indemnified Party will be entitled to employ counsel separate from counsel for Company and from any other party in such action if such Indemnified Party reasonably determines that a conflict of interest exists which makes representation by Company's chosen counsel chosen not advisable or if such Indemnified Party reasonably determines that the Company's assumption of the defense does not adequately represent its interest. In such event, Company shall pay the fees and disbursements of such separate counsel, but in no event shall Company be liable for the fees and disbursements of more than one counsel (in addition to local counsel) for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. Company agrees that, without NMS' prior written consent, Company will not settle, compromise, or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this Agreement (whether or not NMS or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding. NMS agrees that, without Company's prior written consent, NMS will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this Agreement (whether or not Company is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

In the event any Indemnified Party is requested or required to appear as a witness in any action, suit or proceeding brought by, on behalf of, or against the Company or any affiliate or participant in a Transaction covered hereby in which such Indemnified Party is not named as a defendant, Company agrees to reimburse NMS for all reasonable disbursements NMS incurs in connection with such Indemnified Party's appearing and preparing to appear as a witness, including, without limitation, the fees and disbursements of its legal counsel, and to compensate NMS in an amount to be mutually agreed upon. The provisions of this Section shall be in addition to any liability which Company may otherwise have.

9. Other Advisor. No fee payable to any other financial advisor by Company or any other company in connection with the subject matter of this engagement shall reduce or otherwise affect any fee payable hereunder to NMS.

10. Anti-Money Laundering. The US Patriot Act (the "Act") and applicable rules of the Financial Industry Regulatory Authority (FINRA) require that any individual investors in a placement be adequately identified and screened in an effort to combat money laundering through the US security markets. Company agrees that it will provide NMS with the names of any individual investors and that it will obtain from such individual investors the information necessary to company with the Act.

11. Notices. All notices will be in writing and will be effective when delivered in person or sent via facsimile or email and confirmed by letter, to the party to whom it is addressed at the following addresses or such other address as such party may advise the other in writing:

If to Company:

Med-X, Inc.
Attn: Mathew Mills
8236 Remmet Avenue
Canoga Park, CA 91304
Email: matt@medx-rx.com

If to NMS Capital:

NMS Capital Advisors, LLC
433 North Camden Drive, 4th Floor
Beverly Hills, CA 90210
Attn: Compliance Dep.
Email: compliance@nmscapital.com

12. Governing Law. This Agreement is governed by the laws of the State of California, without regard to conflicts of law principles. This Agreement is to be deemed to have been prepared jointly by the parties hereto, and if any inconsistencies or ambiguities exist herein, they shall not be interpreted or construed against either party as the drafter. This Agreement shall be interpreted in such a manner as to render each and every provision herein enforceable to the fullest extent permitted by law.

13. Dispute Resolution. NSM and Company agree that any controversy arising out of or concerning this Agreement shall be determined exclusively by arbitration before the Financial Industry Regulatory Authority ("FINRA") Dispute Resolution Forum upon the initiation of either party, and the parties hereto hereby agree to submit to such arbitration. NMS and Company agree that such requirement to submit any controversy to arbitration is mandatory and is not to be considered permissive in nature. NMS and Company agree that Company shall be solely responsible for all arbitration fees and costs regardless of the initiating party. Any such controversy shall be resolved by a single, mutually acceptable arbitrator who shall be an attorney experienced in corporate finance matters selected by the American Arbitration Association. The arbitration shall be conducted in Los Angeles, California, and the written decision of the arbitrator shall be final and binding upon the parties and enforceable. In the event the dispute or controversy between NMS and Company concerns the entitlement to, determination of, or calculation of any fees or compensation payable to NMS hereunder, NMS and the Company agree that the amounts in dispute to be paid to NMS shall be placed in an escrow account by Company upon the initiation of such arbitration (with any amounts not in dispute being paid to NMS at such time as determined in accordance with Section 2 ("Fees and Expenses") pending the outcome of the arbitration). Company and NMS agree that any court action brought by or on behalf of either party with respect to the confirmation or challenging of any arbitration award hereunder shall be brought exclusively in the state or federal courts located in Los Angeles, California.

14. Amendments; Waivers. No waiver, amendment or other modification of this Agreement shall be effective unless in writing and signed by each party to be bound thereto.

15. No Assignment. Neither party may sell, assign, transfer, or otherwise convey any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other, except to an entity which has succeeded to substantially all the business and assets of the assignor or to an entity surviving a merger or consolidation to which the party to this Agreement is a party. Any attempted sale, assignment, transfer, conveyance, delegation or pursuit in violation of this paragraph shall be void.

16. Equitable Compensation. It is understood that, if Company completes a transaction in lieu of any Transaction (for example, a strategic partnership, joint venture agreement) for which NMS is entitled to compensation pursuant to this Agreement, NMS and Company will negotiate in good faith appropriate compensation for NMS in an amount to be mutually agreed-upon, taking into account, among other factors, the results obtained and the custom and practice among investment bankers acting in similar transactions.

17. Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

18. Survival. The matters set out in the Sections entitled "Term and Termination," "Fees and Expenses," "Right of First Refusal," "Use of Information," "Certain Acknowledgments," "Representations and Warranties," "Indemnification," "Governing Law," and "Dispute Resolution" shall survive any Termination as provided in this Agreement for the applicable statute of limitations and that following the expiration or Termination of this Agreement, NMS will continue to be entitled to its rights thereunder and to receive fees and expenses as described herein.